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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-3 and related Prospectus of Winstar Communications Inc. for the registration of 4,000,000 shares of its Series D 7% Senior Cumulative Convertible Preferred Stock Due 2010 and 6,091,107 shares of its Common Stock and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications Inc. for the year ended December 31, 1996 included in the Current Report on Form 8K/A of Winstar Communications Inc. dated February 5, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Detroit, Michigan
February 17, 1998